                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
   Ribotsky            Corey       S.         quiring Statement
   _____________________________________      (Month/Day/Year)         Silver Ramona Mining, Inc. (SIVR)
   (Lst)           (First)     (Middle)
                                                 11/14/00           5. Relationship of Reporting Persons    6. If Amendment,
   155 First Street, Suite B                                            to Issuer (Check all applicable)       Date of Original
   _____________________________________  3.  I.R.S. Identification                                           (Month/Day/Year)
                (Street)                      Number of Reporing       __ Director       X 10% Owner
                                              Person, if an entity                      ---
   Mineola,            NY        11501        (voluntary)              __ Officer (give  __ Other (specify  7. Individual or Joint/
   _____________________________________                                  title below)      below)             Group Filing (Check
   (City)            (State)     (Zip)                                                                         Applicable Line)
                                                                       _____________________________        X  Form filed by One
                                                                                                           --- Reporting Person

                                                                                                            __ Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)

    Common Stock                            652,500 shares                    D
    Common Stock                            394,752 shares                    I                  Fund Manager - New Millennium
                                                                                                 Capital Partners II, LLC
    Common Stock                            191,623 shares                    I                  Fund Manager - AJW Partners, LLC

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/ Corey S. Ribotsky         June 4, 2001
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to response to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.